Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Cogent Biosciences, Inc., a Delaware corporation (the “Company”), and Cole Pinnow (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on May 25th, 2024 (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The term of this Agreement shall commence on the Effective Date and continue until the Date of Termination (as defined herein) (such period shall hereinafter be referred to as the “Term”). No provision of this Agreement shall be construed as altering the “at will” nature of Executive’s employment, and the Executive’s employment may be terminated at any time for any reason.

(b)
Position and Duties. During the Term, the Executive shall serve as the Chief Commercial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the

“Board”) or the Chief Executive Officer of the Company (the “CEO”) provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors or engage in religious, charitable or other community activities as long as such services and activities (i) do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement and (ii) are approved in advance by the Company’s Chief Compliance Officer.

2.
Compensation and Related Matters.
(a)
Base Salary, Sign-On and Relocation Benefits. During the Term, the Executive’s initial annual base salary shall be $460,000. The Executive’s base salary may be re- determined annually by the Board or the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

In addition, the Company agrees to pay you a one-time sign-on bonus payment of $50,000. This lump-sum payment will be made within 30 days after your start date and is taxable, with all regular taxes being withheld. If you decide to voluntarily resign within the first 12 months of your employment, you are responsible to pay 100% of this lump-sum payment back to the Company in full, without proration, and you hereby expressly authorize Cogent to deduct all or a portion of such amount from your final paycheck. In the event that such deduction is less than the full amount of your signing bonus, then you shall repay the remaining amount to the Company within 30 days of the termination of your employment.

You will be offered relocation for you and your family to Massachusetts or Colorado through our relocation provider which benefits must be used within 16 months from your start date. Cogent partners with TRC Global Mobility (“TRC”) to administer our relocation benefits. If you accept our offer, a representative from TRC will contact you with additional information about our policy. We can work with TRC to customize a relocation package that best suits your needs.

TRC will be your central point of contact for the relocation benefits and they will contact you directly to begin your personalized relocation services. Please note that there is a 2-year claw- back policy on these relocation benefits. In the event you voluntarily terminate your employment or are otherwise terminated for cause within your first year of employment with Cogent, you will be required to repay 100% of all relocation payments and reimbursements made to you. The repayment obligation will be reduced to 50% if you voluntarily terminate your employment or are otherwise terminated for cause during your second year of employment. All of these details will be explained further in a Repayment Agreement, which will be provided by TRC and must be signed and returned by you prior to the initiation of any relocation benefits.

(b)
Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be 40% of his Base Salary. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.
(c)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(d)
Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)
Vacations. During the Term, the Executive shall be subject to the Company’s vacation policy as in effect from time to time at the Company. The Executive shall also be entitled to all paid holidays given by the Company to its executives.
(f)
Equity.
(i)
New Hire Time-based Option Award. The Company shall grant the Executive, effective as of the Effective Date, an option to purchase 525,000 shares of the Company’s common stock (the “New Hire Time–based Option Award”). The exercise price per share of the New Hire Time–based Option Award will be the closing price of the Company’s common stock on the Effective Date. The New Hire Time–based Option Award will be an inducement grant pursuant the exception provided in Nasdaq Listing Rule 5635(c)(4) and subject to the terms of and contingent upon the Executive’s execution of a stock option award agreement on substantially the same terms as the

Company’s form of Stock Option Agreement under its 2020 Inducement Plan. The New Hire Time–based Option Award shall become vested and exercisable over a four-year period, with 25% of the award vesting on the 1-year anniversary of the Effective Date and the remaining 75% vesting in equal monthly installments over the 36 months thereafter, contingent upon the Executive remaining in continuous employment with the Company through each applicable vesting date.

(ii)
CELTIP Award. The Company shall also grant the Executive, effective as of the Effective Date, an award of up to 214,000 restricted stock units (the “RSUs”). The RSUs shall be an inducement grant pursuant the exception provided in Nasdaq Listing Rule 5635(c)(4) and on terms consistent with the Cogent Executive

Leadership Team Incentive Program (“CELTIP”) that the rest of the executive leadership team participates in. The CELTIP has a multi-year performance period that ends on February 13, 2026. RSUs may be earned at any time on or prior to February 13, 2026 based on the achievement of certain stock price hurdles and R&D milestones that will be set forth in an RSU Agreement to be executed by the Executive; however, vesting does not occur (if at all) until February 13, 2026. All RSUs that are earned on or prior to February 13, 2026 will vest in full on February 13, 2026, contingent upon the Executive remaining in continuous employment with the Company through such date. Any RSUs that are not earned by February 13, 2026 will be forfeited.

3.
Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. The Executive’s employment hereunder shall terminate upon his death.

(b)
Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement,

“Cause” shall mean: (i) conduct by the Executive constituting an intentional and material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (iv) a breach by the Executive of any of the Continuing Obligations (as defined in Section 7 below) which has continued for more than 30 days following written notice of such breach from the CEO; (v) a material violation by the Executive of the Company’s written employment policies which has continued for more than 30 days following written notice of such material violation from the CEO; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities in Executive’s capacity as an employee of the Company, after being instructed by the Company to cooperate, or the willful destruction of or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)
Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)
Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties, including a change in reporting relationship; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a change in the geographic location at which the Executive provides services to the Company more than twenty (20) miles away from the current location unless Executive can reasonably perform substantially all of his duties remotely with reasonable accommodation; or

(iv) the material breach of this Agreement or material violation of the Company’s written employment policies by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of Executive’s discovery of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the

Cure Period, Good Reason shall be deemed not to have occurred; provided, however, that if the same Good Reason condition occurs again within 12 months thereafter, the Executive shall be entitled to terminate his employment hereunder for Good Reason without having to comply with the Good Reason Process again.

(f)
Notice of Termination. Except for termination as specified in Section

3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the

Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 14 days after the date on which a Notice of Termination is given unless an earlier effective date is provided in such Notice of

Termination, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.
Compensation Upon Termination.
(a)
Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) (A) any Base Salary earned through the Date of Termination and any unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (B) and unused vacation that accrued through the Date of Termination; and, (C) if the Date of Termination occurs on or between January 1 and March 14 and provided that the Executive’s employment is terminated for any reason other than a termination by the Company for Cause under Section 3(c) or by the Executive without Good Reason under Section 3(e), an amount equal to the Executive’s target bonus for the preceding year if annual incentive compensation for the preceding year has not been paid by the Company as of the Date of Termination, all on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)
Termination by the Company Without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations, and, in the Company’s sole discretion, a twelve (12) month post-employment noncompetition agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments by the Company to the Executive pursuant to this Section 4(b) shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:

(i)
the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) twelve (12) months of the Executive’s current Base Salary plus (B) an amount equal to the Executive’s target bonus for the year in which such termination occurs pro-rated based on the portion of such year that the Executive was employed by the Company; and
(ii)
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (including performance grants with a time-based vesting component but only if the applicable performance metric(s) have been achieved prior the Date of Termination) and which would have vested if he had remained employed for an additional nine (9) months following the Date of Termination (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the

“Accelerated Vesting Date”); provided that any termination or forfeiture of any shares that may accelerate pursuant this subsection will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(iii)
if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for nine (9) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to 100% of the Executive’s monthly COBRA premiums for himself/herself and his eligible dependents; and
(iv)
The amounts payable under this Section 4(b) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement and fails to cure such breach (if curable) within 30 days following written notice of such breach from the CEO, all payments under this Section 4(b) may be terminated by written notice to Executive.

5.
Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the

Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a)
Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Benefits, and subject to (i) the signing of the Separation Agreement and Release by the Executive, which shall be defined in the same manner as set forth in Section 4(b), except that it shall provide that if the Executive breaches any of the Continuing Obligations and fails to cure such breach (if curable) within 30 days following written notice of such breach from the CEO, all payments by the Company to the Executive pursuant to this Section 5(a) may be terminated by written notice to Executive, and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release):
(i)
the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) twelve (12) months of the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) 100% percent of the Executive’s target bonus for the then- current year (the “Change in Control Payment”); and
(ii)
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive (including performance grants with a time-based vesting component but only if the applicable performance metric(s) have been achieved prior the Date of Termination) shall immediately accelerate and become fully exercisable or nonforfeitable as of the Accelerated Vesting Date; provided that any termination or forfeiture of any shares that may accelerate pursuant to this subsection will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the

Separation Agreement and Release becoming fully effective within the time period set forth therein; and

(iii)
if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to 100% of the Executive’s monthly COBRA premiums for himself/herself and his eligible dependents; and
(iv)
The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.
(b)
Additional Limitation.
(i)
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced to the extent necessary so that no portion of the Aggregate Payments would be subject to the excise tax. In such event, the Aggregate Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(ii)
The determination of the reduction provided in Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)
Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)
any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company,

any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries),

together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting

Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)
the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii)
the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section

1.409A-1(h).

(d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.
Continuing Obligations.
(a)
Restrictive Covenants Agreement. As a condition of employment, the Executive will be required to enter into the Employee Confidentiality, Non-Solicitation and Inventions Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). The Executive further acknowledges and agrees that he received the Restrictive Covenants Agreement with this Agreement and at least ten (10) business days before the Effective Date of this Agreement. For purposes of this Agreement, the obligations in this Section 7 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(b)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of Company information or the Executive’s engagement in the Company’s business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).

(d)
Injunction. The Executive agrees that it may be difficult to measure any damages caused to the Company which might result from any breach by the Executive of any of his Continuing Obligations, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of his Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.
Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
11.
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
12.
Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs,

distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due his under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to conflict-of-laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
20.
Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
21.
Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

COGENT BIOSCIENCES, INC.

/s/ Erin Schellhammer

Erin Schellhammer Chief People Officer

/s/ Cole Pinnow

Cole Pinnow